UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):    November 29, 2011
                                ----------------------

BENIHANA INC.
-------------------------------------------------------------------------------
(Exact name of registrant as specified in its charter)

       Delaware                           0-26396              65-0538630
------------------------------------- ------------------- ----------------------
(State or other jurisdiction      (Commission       (I.R.S. Employer
       of incorporation)                     File Number)        Identification No.)

8685 Northwest 53rd Terrace, Miami, Florida                 33166
--------------------------------------------------------------------------------
     (Address of principal executive offices)                      (Zip Code)

Registrant's telephone number, including area code:     (305) 593-0770
                                   ----------------------

None
--------------------------------------------------------------------------------
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

[ ]           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))

[ ]           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 3.03        Material Modification to Rights of Security Holders.

Reclassification

On November 17, 2011, at a special meeting of stockholders of Benihana Inc. (the “Company”), the stockholders approved, among other things, a proposal to amend and restate the Company’s Certificate of Incorporation, pursuant to which (a) each share of Class A Common Stock of the Company, par value $0.10 per share (the “Class A Common Stock”), would be reclassified as and changed into one share of Common Stock of the Company, par value $0.10 per share (the “Common Stock”); (b) the class of Class A Common Stock (of which 32,500,000 shares were authorized) would be eliminated; (c) certain obsolete provisions relating to our dual-class common stock structure and the class of Class A Common Stock would be eliminated; and (d) the number of authorized shares of Common Stock would be increased from 12,000,000 to 24,000,000 shares.  On November 29, 2011, following the certification of  the final results of the voting at the special meeting by IVS Associates, Inc. (“IVS”), the independent inspector of elections for the special meeting, the Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware and is now effective.

As a result of the reclassification and the other changes described above and effected by the Amended and Restated Certificate of Incorporation, each share of Class A Common Stock has been reclassified as and changed into one share of Common Stock. As a further result of such changes, shares of the united class of Common Stock have one vote per share on all matters submitted to the Company’s stockholders, including the election of directors. The former Class A Common Stock had the right to 1/10 of a vote per share when voting together with the Common Stock on all matters except for the election of directors, with respect to which the shares of the former Class A Common Stock voted separately as a class to elect 25% of the members of the board of directors.  In addition, all holders of the united class of Common Stock will vote as a single class. Holders of the former Class A Common Stock and the Common Stock were previously entitled to separate class voting rights in certain circumstances as required by law, and those class voting rights were eliminated with the reclassification.

Effective November 30, 2011, all shares of the Common Stock will begin trading as a single class on the Nasdaq Global Select Market under the ticker symbol “BNHN.” As a result of the reclassification, trading of the Class A Common Stock under the ticker symbol “BNHNA” was suspended following the close of the Nasdaq Global Select Market on November 29, 2011. The CUSIP number of the Common Stock has the same as the prior Common Stock, 082047101.

Termination of Rights Agreement

In accordance with the terms of Amendment No. 3 to the Amended and Restated Rights Agreement, dated as of January 31, 2007, as amended as of May 18, 2007 and January 24, 2011, with American Stock Transfer & Trust Company, LLC, as successor to the interest of First Union National Bank of North Carolina (the “Rights Agreement”), as previously filed by the Company with the Securities and Exchange Commission in a Current Report on Form 8-K dated May 18, 2011, the Rights Agreement expired automatically upon the Company’s Amended and Restated Certificate of Incorporation becoming effective.

Item 5.07         Submission of Matters to Vote of Security Holders.

As described above in Item 3.03, on November 17, 2011, the Company held a special meeting of stockholders with respect to the matters set forth below. On November 29, 2011, IVS certified the final results, which were unchanged from the preliminary results previously reported.  A description of the proposals and the final vote results are as follows:

Proposal 1 — The proposal to adopt an amendment and restatement of the Company's certificate of incorporation, pursuant to which each share of Class A Common Stock will be reclassified as and changed into one share of Common Stock; the class of Class A Common Stock (of which 32,500,000 shares are currently authorized) will be eliminated; certain obsolete provisions relating to our dual-class common stock structure and the class of Class A Common Stock will be eliminated; and the number of authorized shares of Common Stock will be increased from 12,000,000 to 24,000,000 shares. The results were as follows:

	FOR	AGAINST	ABSTAIN
Common Stock	3,499,559	2,670,385	1,184
Class A Common Stock	937,126	5,206	96
All votes	4,436,685	2,675,591	1,280

A majority of the total eligible votes of each class of stock, voting separately, as of the record date is required to pass the proposal, as well as a majority of all eligible votes combined. Total eligible votes for Common Stock and Class A Common Stock are 6,944,132 votes and 1,093,682 votes, respectively.

Proposal 2 — The proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the Reclassification. The results were as follows:

	FOR	AGAINST	ABSTAIN
Common Stock	3,439,457	2,675,672	55,999
Class A Common Stock	908,791	33,489	148
All votes	4,348,248	2,709,161	56,147

A majority of the votes cast by each class of stock, voting as a single class, is required to pass the proposal.

Item 7.01     Regulation FD Disclosure.

On November 29, 2011, the Company announced the final results of the special meeting of the stockholders held on November 17, 2011.  The Company’s press release is attached as Exhibit 99.1.

Item 9.01     Financial Statements and Exhibits.

(d) Exhibits:

 Exhibit
Number                 Exhibit
  99.1                    Press Release of Benihana Inc. dated November 29, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BENIHANA INC.

Dated: November 29, 2011	By: /s/ J. David Flanery
J. David Flanery
Chief Financial Officer